SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO §240.13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO §240.13D-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)*

Thomas Properties Group, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

884453101

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)
☐ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

CUSIP No. 884453101	13G	Page 2 of 9

1.	NAME OF REPORTING PERSONS

	Teachers Advisors, Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a) ☐
				(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

	5.	SOLE VOTING POWER	4,191,945

	6.	SHARED VOTING POWER	0

	7.	SOLE DISPOSITIVE POWER	4,191,945

	8.	SHARED DISPOSITIVE POWER	0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	4,191,945

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	9.09%

12.	TYPE OF REPORTING PERSON

	IA

CUSIP No. 884453101	13G	Page 3 of 9

1.	NAME OF REPORTING PERSONS

	TIAA-CREF Real Estate Securities Fund

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a) ☐
				(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

	5.	SOLE VOTING POWER	0

	6.	SHARED VOTING POWER	3,817,056

	7.	SOLE DISPOSITIVE POWER	0

	8.	SHARED DISPOSITIVE POWER	3,817,056

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,817,056

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	8.28%

12.	TYPE OF REPORTING PERSON

	IV

CUSIP No. 884453101	13G	Page 4 of 9

1.	NAME OF REPORTING PERSONS

	TIAA-CREF Investment Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a) ☐
				(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

	5.	SOLE VOTING POWER	898,235

	6.	SHARED VOTING POWER	0

	7.	SOLE DISPOSITIVE POWER	898,235

	8.	SHARED DISPOSITIVE POWER	0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	898,235

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	1.95%

12.	TYPE OF REPORTING PERSON

	IA

CUSIP No. 884453101	13G	Page 5 of 9

Item 1(a).	NAME OF ISSUER:

Thomas Properties Group, Inc.

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

515 South Flower Street Sixth Floor Los Angeles, CA 90071

Items 2(a)-2(c).	NAME, ADDRESS OF PRINCIPAL BUSINESS OFFICE, AND CITIZENSHIP OF PERSONS FILING:

Teachers Advisors, Inc. (“Advisors”) 730 Third Avenue New York, NY 10017-3206 Citizenship: Delaware

TIAA-CREF Real Estate Securities Fund 730 Third Avenue New York, NY 10017-3206 Citizenship: Delaware

TIAA-CREF Investment Management, LLC (“Investment Management”) 730 Third Avenue New York, NY 10017-3206 Citizenship: Delaware

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock

Item 2(e).	CUSIP NUMBER: 884453101

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

Advisors

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940.

(e)	☒	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

CUSIP No. 884453101	13G	Page 6 of 9

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

TIAA-CREF Real Estate Securities Fund

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☒	Investment Company registered under Section 8 of the Investment Company Act of 1940.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Investment Management

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940.

(e)	☒	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

CUSIP No. 884453101	13G	Page 7 of 9

Item 4.	OWNERSHIP

(a) Aggregate amount beneficially owned:	5,090,180 (See Exhibit A attached)

(b) Percent of class:	11.038%

(c) Number of shares as to which person has:

	Advisors	TIAA-CREF Real Estate Securities Fund	Investment Management

Sole Voting Power:	4,191,945	0	898,235

Shared Voting Power:	0	3,817,056	0

Sole Dispositive Power:	4,191,945	0	898,235

Shared Dispositive Power:	0	3,817,056	0

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Exhibit A attached

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not Applicable

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

CUSIP No. 884453101	13G	Page 8 of 9

Item 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with nomination under §240.14a-11.

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2013

TIAA-CREF INVESTMENT MANAGEMENT, LLC

By: /s/ Richard S. Biegen
Richard Biegen, Chief Compliance Officer

TEACHERS ADVISORS, INC. on behalf of the TIAA-CREF Real Estate Securities Fund

By: /s/ Richard S. Biegen
Richard Biegen, Managing Director, Senior Compliance Officer

TEACHERS ADVISORS, INC.

By: /s/ Richard S. Biegen
Richard Biegen, Managing Director, Senior Compliance Officer

EXHIBIT A

ITEM 6. OWNERSHIP.

TIAA-CREF Investment Management, LLC (“Investment Management”) is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 898,235 shares of Issuer’s common stock owned by CREF. Teachers Advisors, Inc. (“Advisors”) is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), and may be deemed to be a beneficial owner of 4,191,945 shares of Issuer’s common stock owned separately by Funds, Life Funds and VA-1. Investment Management and Advisors are reporting their combined holdings for the purpose of administrative convenience. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Issuer. Each of Investment Management and Advisors expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other.